As filed with the Securities and Exchange Commission on December 21, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DARDEN RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

Florida	59-3305930
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5900 Lake Ellenor Drive Orlando, Florida	32809
(Address of Principal Executive Offices)	(Zip Code)

RARE HOSPITALITY INTERNATIONAL, INC.

DEFERRED COMPENSATION PLAN

(Full title of the plan)

Paula J. Shives, Esq.

Senior Vice President,

General Counsel and Secretary

Darden Restaurants, Inc.

5900 Lake Ellenor Drive

Orlando, Florida 32809

(407) 245-4000

(Name, address and telephone number,

including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations (1)	$20,000,000	100%	$20,000,000	$614

(1)

The Deferred Compensation Obligations are unsecured obligations to pay deferred compensation in the future in accordance with the terms of the RARE Hospitality International, Inc. Deferred Compensation Plan.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that have been filed with the Securities and Exchange Commission (“SEC”) by Darden Restaurants, Inc. (“we,” “us,” or “Darden”) are incorporated by reference in this registration statement:

(a)	our Annual Report on Form 10-K for the fiscal year ended May 27, 2007;

(b)	our Quarterly Report on Form 10-Q for the fiscal quarter ended August 26, 2007;

(c)

our Current Reports on Form 8-K filed with the SEC on June 19, 2007, August 16, 2007, August 17, 2007, September 14, 2007, September 24, 2007, October 1, 2007, October 16, 2007 and October 19, 2007, and amendments to Current Reports filed with the SEC on Form 8-K/A on September 24, 2007 and October 9, 2007, respectively; and

(d)

the description of our common stock and preferred stock purchase rights contained in any registration statement or report filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.

The securities offered hereby are deferred compensation obligations, which are being offered to eligible employees and non-employee directors of RARE Hospitality International, Inc. (“RARE”) and its affiliates (each, a “Participant”) that participate in the RARE Hospitality International, Inc. Deferred Compensation Plan (the “Plan”). We agreed to assume the Plan following our acquisition of all of the outstanding shares of common stock of RARE on October 1, 2007. Participants have the opportunity to defer a portion of their compensation. For a Participant who is an employee, compensation includes such Participant’s base salary, commissions, bonuses and certain other items as more particularly described in the Plan. For a Participant who is a non-employee director, compensation means the fees paid to such individual for service as a director or as a member of any committee of the Board of Directors.

The obligation to provide benefits to Participants relating to such deferred amounts and additional amounts (if any) as more particularly described in the following paragraph (the “Benefit Obligations”) will be unsecured general obligations to pay the deferred compensation in the future in accordance with the terms of the Plan. The obligation to pay benefits under the Plan constitutes a promise to pay such benefits, and each Participant (or his or her beneficiary designated by the Participant in accordance with the terms of the Plan) to whom the benefits are owed is a general unsecured creditor.

The amount of compensation to be deferred by each Participant will be determined in accordance with the Plan based on the deferral election submitted by such Participant. Matching contributions will be provided in respect of compensation deferred by Participants who are employees, but not for Participants who are non-employee directors. Subject to the consent of the committee of the Board of Directors appointed to administer the Plan, discretionary contributions to Participants’ accounts may be provided. The foregoing deferred amounts and matching and discretionary contributions (if any) constitute the Benefit Obligations. The Benefit Obligations for each Participant will be payable in cash in a lump-sum distribution or in installments, at the election of the

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Participant, following the date that the Participant terminates his or her employment, or on such other date or dates selected by the Participant in accordance with the terms of the Plan or on such other date or dates as specified in the Plan. The Benefit Obligations are denominated in U.S. dollars.

The value of the Benefit Obligations will be based on the rate of return generated by a deemed investment option or options chosen by each Participant. Each Participant’s Benefit Obligations will be adjusted to reflect the investment results, whether positive or negative, of the selected deemed investment option or options, including any appreciation or depreciation. The deemed investment options include various investment funds with different degrees of risk. Participants may reallocate amounts among the various deemed investment options on a daily basis. The deemed investment options are merely measuring tools to determine the value of the Participant’s account under the Plan. At no time will any actual investment of assets relative to the Benefit Obligations thereunder be required.

In connection with the Plan, an irrevocable grantor trust (the “Trust”), commonly known as a “Rabbi Trust,” was created. The Trust serves as a source of funds for the satisfaction of the Benefit Obligations in the event of a change in control. The assets of the Trust are subject to the claims of general creditors. As a result, the Benefit Obligations are unsecured obligations to pay deferred compensation in the future in accordance with the terms of the Plan and are subject to the claims of general creditors. The Benefit Obligations will rank equally with other unsecured indebtedness from time to time outstanding. Participants do not have any preferential right to any assets of the Trust.

The Plan may be amended or terminated at any time. No amendment will reduce the Benefit Obligations credited to each Participant’s account without the Participant’s written consent.

The right of a Participant (or his or her beneficiary designated by the Participant in accordance with the terms of the Plan) to receive payments under the Plan may not be anticipated, alienated, sold, assigned, transferred, pledged, encumbered, attached or garnished by creditors of such Participant or beneficiary, except by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan. Rights to receive payment under the Plan are not convertible into another security.

Item 5.	Interests of Named Experts and Counsel.

Douglas E. Wentz, who has given an opinion of counsel with respect to the securities to which the registration statement relates, is an employee and officer (Senior Associate General Counsel and Assistant Secretary) of Darden. As of December 21, 2007, Mr. Wentz held 7,197 shares of Darden Common Stock, including 3,460 shares of Darden restricted stock and options to purchase 43,751 shares of Darden Common Stock granted under one or more Darden plans.

Item 6.	Indemnification of Directors and Officers.

Florida law contains provisions permitting and, in some situations, requiring Florida corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation in those capacities. Our Articles of Incorporation and Bylaws contain provisions requiring us to indemnify our directors and officers to the fullest extent permitted by law. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advancement and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding. Our Articles of Incorporation also provide that if Florida law is amended to further eliminate or limit the liability of directors, then the liability of our directors shall be eliminated or limited, without further shareholder action, to the fullest extent permissible under Florida law as so amended.

In addition, our Articles of Incorporation and Bylaws authorize us to purchase insurance for our directors and officers insuring them against certain risks as to which we may be unable lawfully to indemnify them. We maintain such insurance coverage for our officers and directors as well as insurance coverage to reimburse Darden for potential costs of our corporate indemnification of officers and directors.

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Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Articles of Incorporation as amended May 26, 2005 (incorporated herein by reference to Exhibit 3(a) to our Annual Report on Form 10-K for the fiscal year ended May 29, 2005).

4.2	Bylaws as amended June 14, 2007 (incorporated by reference to Exhibit 3(ii) to our Current Report on Form 8-K filed June 19, 2007).

4.3	Rights Agreement dated as of May 16, 2005, between Darden and Wachovia Bank, National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed May 16, 2005).

4.4	Amendment to Rights Agreement dated as of June 2, 2006, by and between Darden, Wachovia Bank, National Association and Wells Fargo Bank, National Association, as successor Rights Agent (incorporated by reference to Exhibit 4 to our Current Report on Form 8-K filed on June 5, 2006).

4.5	Indenture dated as of January 1, 1996, between Darden and Wells Fargo Bank, National Association (as successor to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association) (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-3 filed on October 9, 2007).

4.6	RARE Hospitality International, Inc. Deferred Compensation Plan effective January 1, 2003.

4.7	Amendment Number One to the RARE Hospitality International, Inc. Deferred Compensation Plan effective as of January 1, 2004.

4.8	Second Amendment to the RARE Hospitality International, Inc. Deferred Compensation Plan effective as of January 1, 2006.

4.9	Third Amendment to the RARE Hospitality International, Inc. Deferred Compensation Plan effective as of June 19, 2007.

4.10	Fourth Amendment to the RARE Hospitality International, Inc. Deferred Compensation Plan effective as of June 19, 2007.

4.11	RARE Hospitality International, Inc. Deferred Compensation Plan Trust Agreement between RARE Hospitality International, Inc. and Wilmington Trust Company effective October 1, 2004.

5.1	Opinion of Counsel.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney.

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Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Orlando, State of Florida, on the 21st day of December, 2007.

DARDEN RESTAURANTS, INC.

By:	/s/ Paula J. Shives
Paula J. Shives,
Attorney-in-fact for:
Clarence Otis, Jr.
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 21st day of December, 2007.

Signature	Title

/s/ Paula J. Shives
Paula J. Shives, Attorney-in-fact for: Clarence Otis, Jr.	Chairman of the Board and Chief Executive Officer (principal executive officer)

/s/ C. Bradford Richmond
C. Bradford Richmond	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)

/s/ Paula J. Shives
Attorney-in-fact for:

Leonard L. Berry	Director
Odie C. Donald	Director
David H. Hughes	Director
Charles A. Ledsinger, Jr.	Director
William M. Lewis, Jr.	Director
Senator Connie Mack, III	Director
Andrew H. Madsen	Director
Clarence Otis, Jr.	Director
Michael D. Rose	Director
Maria A. Sastre	Director
Jack A. Smith	Director
Rita P. Wilson	Director

EXHIBIT INDEX

4.1	Articles of Incorporation as amended May 26, 2005 (incorporated herein by reference to Exhibit 3(a) to our Annual Report on Form 10-K for the fiscal year ended May 29, 2005).

4.2	Bylaws as amended June 14, 2007 (incorporated by reference to Exhibit 3(ii) to our Current Report on Form 8-K filed June 19, 2007).

4.3

Rights Agreement dated as of May 16, 2005, between Darden and Wachovia Bank, National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed May 16, 2005).

4.4

Amendment to Rights Agreement dated as of June 2, 2006, by and between Darden, Wachovia Bank, National Association and Wells Fargo Bank, National Association, as successor Rights Agent (incorporated by reference to Exhibit 4 to our Current Report on Form 8-K filed on June 5, 2006).

4.5

Indenture dated as of January 1, 1996 between the Registrant and Wells Fargo Bank, National Association (as successor to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association) (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-3 filed on October 9, 2007).

4.6	RARE Hospitality International, Inc. Deferred Compensation Plan effective January 1, 2003.

4.7	Amendment Number One to the RARE Hospitality International, Inc. Deferred Compensation Plan effective as of January 1, 2004.

4.8	Second Amendment to the RARE Hospitality International, Inc. Deferred Compensation Plan effective as of January 1, 2006.

4.9	Third Amendment to the RARE Hospitality International, Inc. Deferred Compensation Plan effective as of June 19, 2007.

4.10	Fourth Amendment to the RARE Hospitality International, Inc. Deferred Compensation Plan effective as of June 19, 2007.

4.11	RARE Hospitality International, Inc. Deferred Compensation Plan Trust Agreement between RARE Hospitality International, Inc. and Wilmington Trust Company effective October 1, 2004.

5.1	Opinion of Counsel.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney.